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                                                                    Exhibit 5.1










                                 December 15, 1997



Kollmorgen Corporation
Reservoir Place
1601 Trapelo Road
Waltham, Massachusetts 02154

      PROPOSED MERGER OF TORQUE CORPORATION AND PACIFIC SCIENTIFIC COMPANY


Ladies and Gentlemen:

         I am General Counsel of Kollmorgen Corporation, a New York Corporation ("Kollmorgen"), and in such capacity I have acted as counsel to Kollmorgen in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by Kollmorgen on the date hereof with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Act"), of such number of shares of Kollmorgen's common stock, par value $2.50 per share (the "Kollmorgen Common Stock") as shall be determined by the product of (i) 12,694,880 (the sum of the aggregate number of shares of common stock, $1.00 par value per share, of Pacific Scientific Company (the "Pacific Scientific Common Stock") (A) outstanding according to the Quarterly Report on Form 10-Q for the nine months ended September 26, 1997 of Pacific Scientific Company (the "Form 10-Q") and (B) issuable upon the exercise of stock options as reported in the Form 10-Q) and (ii) an exchange ratio of 1.215 shares of Kollmorgen Common Stock for each share of Pacific Scientific Common Stock computed on the basis of a Kollmorgen Common Stock per share price of 16.88 and (iii) 0.5, to reflect the fact that only half of the Pacific Scientific Common Stock will be exchanged in the Proposed Merger (as defined herein). The Common Stock is being registered in connection with the proposed merger of Pacific Scientific Company, a California corporation, with and into Torque Corporation, a Delaware corporation and a wholly owned subsidiary of Kollmorgen.

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         In connection with the foregoing, I have examined the Registration
Statement and the consent solicitation statement/preliminary prospectus contained in the Registration Statement (the "Consent Solicitation Statement/Prospectus"), and originals, or copies certified or otherwise identified to my satisfaction, of such other documents and corporate and public records as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to me as originals and the conformity to the originals of all documents presented to me as copies. In rendering my opinion, I have relied as to factual matters upon certificates and representations of officers of Kollmorgen and certificates of public officials.

         Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Kollmorgen Common Stock to which the Registration Statement relates have been duly authorized by Kollmorgen and, when issued and delivered as described in the Consent Solicitation Statement/Prospectus, will be validly issued, fully paid and non-assessable.

         My opinion expressed herein is limited to the law of the State of New York and the Federal law of the United States, and I do not express any opinion herein concerning any other law.

         I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters" contained in the Consent Solicitation Statement/Prospectus.


                                                 Very truly yours,

                                                 /s/ James A. Eder
                                                 Vice President, Secretary
                                                 and General Counsel
                                                 Kollmorgen Corporation